EXHIBIT 1

 EXECUTION VERSION

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of April 11, 2016, by and between Shanda Payment Investment Limited, an entity organized under the laws of the British Virgin Islands (the “Buyer”), each of the entities, severally and not jointly, listed on Schedule I hereto (collectively, the “Sellers”).

R E C I T A L S

WHEREAS, the Sellers are the beneficial owners of a total of 11,039,896 shares of the common stock, par value $0.10 per share (the “LMI Shares”), of Legg Mason, Inc., a Maryland corporation (the “Company”);

WHEREAS, the Sellers wish to sell to Buyer and Buyer wishes to purchase from the Sellers 10,526,153 of the LMI Shares (the “Shares”) in the aggregate, at a purchase price of $32.00 per share for an aggregate total purchase price of $336,836,896.00, on the terms and subject to the conditions set forth in this Agreement; and

NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1

PURCHASE AND SALE OF THE SHARES; THE CLOSING

1.1 Purchase and Sale of Common Stock.

(a)     At the Closing (as defined below) and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller and each Seller, severally and not jointly, agrees to sell to Buyer, free and clear of any liens, claims, mortgages, pledges, charges, security interests, conditional sale or title retention agreements, adverse claim or restriction on ownership, transfer or use or any other encumbrances, including rights of first refusal and similar claims (“Liens”) (except for transfer restrictions under applicable state and federal securities laws), the number of Shares set forth opposite such Seller’s name on Schedule I hereto at a purchase price of $32.00 per Share (the “Per Share Purchase Price”) for an aggregate purchase price of $336,836,896.00 (the “Closing Purchase Price”). The portion of the Closing Purchase Price payable to each Seller shall equal the Per Share Purchase Price multiplied by the number of Shares set forth opposite such Seller’s name on Schedule I hereto.

(b)     For the avoidance of doubt, no Seller shall have any liability or obligation with regards to the sale of any Shares other than in respect of the Shares set forth opposite such Seller’s name on Schedule I.

(c)     For the avoidance of doubt, Buyer’s obligation to purchase Shares at the Closing shall be conditioned upon all Sellers concurrently selling all of the Shares.

(d)     The parties agree that as of the date hereof, the Shares constitute 9.9% of the issued and outstanding shares of the Company based on information provided by the Company.

1.2 Closing.     Subject to the terms and satisfaction of the conditions herein, the closing of the purchase and sale of the Shares under this Agreement (the “Closing”) shall occur concurrently with the execution of this Agreement by the parties (the “Closing Date”) on a “delivery-versus-payment” basis as agreed by Buyer and the Sellers. Simultaneously with the execution of this Agreement by the parties hereto: (a) each Seller shall irrevocably instruct its broker(s) to deliver its Shares to Buyer’s designated broker and shall take all actions required by such broker to effect such transfer (or alternatively, such delivery shall be made in such form as may be agreed by Buyer and the Sellers as necessary to effect the transfer of such Shares in accordance with the terms hereof) and (b) Buyer shall irrevocably instruct its broker to deliver the specified portion of the Purchase Price to each Seller by wire transfer of immediately available funds to the accounts specified by the Sellers.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as of the date hereof as follows:

2.1 Ownership of Shares. As of the date of this Agreement, such Seller is the beneficial owner of, and wishes to sell to Buyer, the Shares set forth opposite its name on Schedule I. At the Closing, such Seller (i) shall be the beneficial owner of the Shares set forth opposite such Seller’s name on Schedule I and (ii) shall deliver to Buyer good and valid title to such Shares, free and clear of any Liens (except for transfer restrictions under applicable state and federal securities laws). There are no restrictions on the transfer of the Shares to be sold to Buyer by such Seller imposed by any agreement binding on such Seller or the Shares (including any shareholder or similar agreement), the organizational documents of the Company or any transnational, domestic or foreign federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority (as defined below) (“Applicable Law”). Such Seller is not a party to, and none of its Shares are bound by, (i) any option, warrant, purchase right, right of first refusal, call, put or other agreement or arrangement (other than this Agreement) that could require such Seller to sell, transfer, hypothecate, pledge or otherwise dispense of any Shares or (ii) any voting trust, proxy or other agreement or arrangement relating to the voting of Shares.

2.2 Authorization. Such Seller has full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby (including to sell, assign and deliver the Shares to be sold by it to Buyer), which have been duly authorized and approved by all necessary corporate (or comparable) action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and is the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of such Seller, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

2.3 Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Seller require no action by or in respect of, or filing with, any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority, department, any court of competent jurisdiction, agency, commission or official, including any political subdivision thereof (a “Governmental Authority”), other than compliance with any applicable requirements of the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”).

2.4 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Seller (a) will not violate the organizational documents of such Seller, (b) assuming compliance with the matters referred to in Section 2.3, will not violate any Applicable Law to which such Seller is subject, (c) will not result in the creation or imposition of any Lien upon the Shares to be sold by such Seller, (d) will not result in the creation or imposition of any Lien on the assets of such Seller that would, individually or in the aggregate, reasonably be expected to impair the ability of such Seller to consummate the transactions contemplated hereby, and (e) will not require the consent, waiver or approval of, notice to or filing with, or any other action by, any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority (a “Person”) under or constitute a breach or default under any contract, agreement or arrangement with such Seller except as would not, individually or in the aggregate, reasonably be expected to impair the ability of the Sellers to consummate the transactions contemplated hereby.

2.5 Brokers.     Other than Citigroup Inc. whose fee is being paid by the Sellers, no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

2.6 No Litigation.     There are no actions, suits, inquiries, proceedings (including any arbitration proceedings), orders, injunctions, decrees, audits, examinations, investigations or claims (“Actions”) pending or, to the Seller’s knowledge, threatened against or affecting such Seller (i) that would reasonably be expected, individually or in the aggregate, to impair the ability of such Seller to consummate the transactions contemplated hereby or (ii) in which it is sought to restrain, prohibit, delay or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or the Shares to be sold by such Seller pursuant hereto.

2.7 Organization and Power. Such Seller is duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby (including to sell, assign and deliver the Shares to be sold by it to Buyer), which have been duly authorized and approved by all necessary corporate (or comparable) action on the part of such Seller.

2.8 No Other Representations or Warranties.     Except for the representations and warranties contained in this Section 2, none of the Sellers makes any express or implied representation or warranty to Buyer.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to each Seller as of the date hereof as follows:

3.1 Organization and Corporate Power; Authorization. Buyer is a company duly organized, validly existing and in good standing (to the extent applicable) under the laws of the British Virgin Islands. The Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares. The Buyer has sufficient capital and other available credit and funds to purchase the Shares hereunder. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized and approved by all necessary company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and, assuming due execution by the other parties hereto, binding obligations of Buyer, enforceable against Buyer in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.2 Purchase for Own Account.     The Buyer is purchasing the Shares for Buyer’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares that would violate the 1933 Act.

3.3 Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the 1933 Act and the 1934 Act. Further, any applicable waiting period and any extensions thereof applicable to any filings required to be made by Buyer or its affiliates pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), relating to the transactions contemplated hereby have expired or been terminated.

3.4 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer (a) will not violate the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 3.3, will not violate any Applicable Law to which Buyer is subject, (c) will not result in the creation or imposition of any Lien on the assets of Buyer and (d) will not require the consent, waiver or approval of, notice to or filing with, or any other action by, any Person under or constitute a breach or default under, any contract, agreement or arrangement with Buyer, in the case of clauses (c) and (d) except as would not, individually or in the aggregate, reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated hereby.

3.5 Sophisticated Buyer.     The Buyer (i) is a sophisticated entity who has sufficient knowledge and investment experience and is familiar with transactions similar to those contemplated by this Agreement so as to be able to evaluate the risks and merits of its investment in the Shares and is able financially to bear the risks thereof, (ii) to its knowledge has received sufficient information concerning the business, assets, liabilities, result of operations and financial condition of the Company to make an informed and independent decision regarding the sale and purchase of the Shares, (iii) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (iv) has independently and without reliance upon Sellers (except with respect to the representations and warranties of Sellers contained herein) and based on such information and the advice of such advisors as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement. Buyer acknowledges that none of the Sellers or any of their respective affiliates is acting as a fiduciary or financial or investment adviser to Buyer and, except with respect to the representations and warranties of Sellers contained herein, none of such persons has made any representations, warranties or guarantees about the value of the shares or the business itself, nor has any such persons given Buyer any investment advice, opinion or other information on whether the purchase of the Shares is prudent.

3.6 Ownership of Shares.     As of the date of this Agreement, Buyer represents and warrants that neither it nor any of its affiliates directly or indirectly has beneficial ownership of any LMI Shares or other Company securities nor does it or any of its affiliates have any other rights with respect to any shares (other than the Shares) of the Company.

3.7 No Litigation.     There are no Actions pending or, to Buyer’s knowledge, threatened against or affecting Buyer (i) that would reasonably be expected, individually or in the aggregate, to impair the ability of Buyer to consummate the transactions contemplated hereby or (ii) in which it is sought to restrain, prohibit, delay or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or the Shares to be purchased by Buyer pursuant hereto.

3.8 No Brokers.     No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

SECTION 4
COVENANTS

4.1 Material Information.     Each party acknowledges that the other parties may have access to and may possess material nonpublic information now or in the future regarding the Company (“Excluded Information”) and agrees that no other party shall have any obligation to disclose such information. No party or any of its directors, officers, partners, members, investors, employees, advisors or representatives and all successors and assigns thereto (each a “Released Party”) shall have any liability to any other party, and each party to the fullest extent of the law waives and releases any claims, liabilities, causes of action, whether known or unknown, that it might have against any other party and/or any of its Released Parties, whether under applicable securities laws or otherwise, to the extent arising from or in connection with the existence, possession or nondisclosure of Excluded Information in connection with the purchase of the Shares and the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, the foregoing waiver and release does not apply to any claims, liabilities or causes of action arising from a breach of other provisions of this Agreement.

4.2 Further Assurances.     The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION ON LIABILITY

5.1 Survival. All representations and warranties hereunder shall survive the Closing, except that the representations and warranties in Sections 2.4, 2.6, 3.4 and 3.7 shall survive the Closing only until the twelve (12) month anniversary of the Closing. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely.

5.2 Limitation on Liability. Notwithstanding the foregoing, after the consummation of the Closing, in no event shall any Seller’s liability for breach of its representations and warranties contained herein exceed the portion of the Closing Purchase Price paid by Buyer to such Seller. The obligations of each Seller under this Agreement are several and not joint and no Seller shall have any liability hereunder for the breach of the representations, warranties and covenants of any other Seller hereunder. Further, Buyer acknowledges that after the Closing, it shall not have any right to rescind the transactions contemplated hereby or require any Seller to repurchase any Shares from Buyer, as a result of any Action of any Governmental Authorities and will mitigate measures proposed by such Governmental Authority that seek such rescission or repurchase, if applicable, such as by divesting or selling such shares to one ore more third parties at prevailing prices.

SECTION 6

MISCELLANEOUS

6.1 Successors and Assigns; Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that Buyer may assign any of its rights under this Agreement (i) to one or more of its Affiliates at any time and (ii) after the Closing, to any Person (but no such transfer shall relieve Buyer of its obligations hereunder). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

6.2 Entire Agreement; Amendment. This Agreement contains all the terms agreed upon among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written with respect to such subject matter. Neither this Agreement nor any provision hereof may be amended or waived other than by a written instrument signed, in the case of an amendment, by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

6.3 Notices. All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by email or facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier (receipt of which is confirmed) to a party at the following address (or at such other address for a party as shall be specified by like notice):

If to the Sellers:

Trian Fund Management, L.P.

280 Park Avenue, 41st Floor

New York, New York 10017

Attn: Stuart Rosen, Greg Essner

Facsimile:

Email:

If to Buyer:

Shanda Payment Investment Limited

c/o Shanda Group Pte. Ltd.

8 Stevens Road, Singapore 257819

Attention: General Counsel

Email:

Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by email or facsimile (with receipt confirmed) or nationally recognized overnight courier (with receipt confirmed), or three (3) Business Days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

6.4 Severability. If any provision of this Agreement shall be judicially determined to be invalid,

illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.5 GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND ALL CLAIMS ARISING HEREUNDER OR RELATING HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereto consents specifically to the exclusive jurisdiction of the Federal Courts of the United States sitting in the Southern District of New York and the courts of the State of New York sitting in the County of New York (and any court to which an appeal therefrom may be taken) (the “Chosen Courts”) for purposes of all legal proceedings arising out of or relating to the Agreement. Each party hereto irrevocably waives its right to a trial by jury for purpose of all legal proceedings arising out of or relating to this Agreement and further irrevocably waives its rights and agrees not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

6.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

6.7 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

6.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

6.9 Payment of Fees and Expenses. Except as expressly set forth herein, each party shall be responsible for paying its own fees, costs and expenses in connection with this Agreement and the transactions herein contemplated.

6.10 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof. The titles of the Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

6.11 Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile or in PDF format, each of which shall be an original, but all of which together shall constitute one instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

SHANDA PAYMENT INVESTMENT LIMITED

By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director

TRIAN FUND MANAGEMENT, L.P.

By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS, L.P.

By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.

By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND, L.P.

By:	Trian Partners Strategic Investment Fund GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.

By:	Trian Partners Strategic Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND (ERISA), L.P.

By:	Trian Partners (ERISA) GP, L.P., its general partner

By:	Trian Partners (ERISA) General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

SCHEDULE I

Name of Seller	Number of Shares of Common Stock To Be Sold	Total Purchase Price
Trian Fund Management, L.P.	20,236	$647,552
Trian Partners, L.P.	2,242,083	$ 71,746,656
Trian Partners Master Fund, L.P.	5,694,693	$182,230,176
Trian Partners Parallel Fund I, L.P.	275,279	$ 8,808,928
Trian Partners Strategic Investment Fund, L.P.	999,362	$ 31,979,584
Trian Partners Strategic Investment Fund-A, L.P.	994,828	$ 31,834,496
Trian Partners Master Fund (ERISA), L.P.	299,672	$ 9,589,504
TOTAL	10,526,153	$336,836,896